UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

PURSUANT TO SECTION 13 OR 15(d) OF
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 30, 2011

                            ENER1, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	001-34050	59-2479377
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1540 Broadway, Suite 40
New York, NY 10036
(Address of Principal Executive Offices) (Zip Code)

(212) 920-3500
(Registrant’s Telephone Number, including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  Consulting Agreement with Dale Parker, Interim Chief Financial Officer

On November 30, 2011, Ener1, Inc. (the “Company”) entered into an agreement (the “Consulting Agreement”) with Dale Parker pursuant to which Mr. Parker will provide services as Interim Chief Financial Officer of the Company.  As described in the Company’s Current Report on Form 8-K filed with the SEC on November 7, 2011, Mr. Parker was appointed as Interim Chief Financial Officer of the Company on November 4, 2011.  Pursuant to the Consulting Agreement, Mr. Parker will serve as the Company’s Interim Chief Financial Officer and provide other consulting services as requested by the Company.  The term of Mr. Parker’s consulting engagement with the Company commenced effective November 14, 2011 and is to continue for a period to be determined by the Company, which in the event of a reorganization, will not be less than 90 days after consummation of an agreement to an out-of-court restructuring or confirmation of a plan of reorganization.  As compensation for his services, Mr. Parker will be entitled to a consulting fee of $31,250 per month (equivalent to $375,000 per year).  In addition, Mr. Parker is entitled to (i) $25,000 upon entry into the Consulting Agreement and (ii) $100,000 upon consummation of a reorganization.  Mr. Parker agreed to covenants regarding cooperation in any future litigation or regulatory proceedings concerning events that take place during the period of Mr. Parker’s engagement by the Company, non-disparagement of the Company, confidentiality, non-competition and non-solicitation.

The above description of the Consulting Agreement is not complete and is qualified in its entirety by the full text of the Consulting Agreement, which is attached hereto and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d)     Exhibits

Exhibit No.	Description
10.1*	Consulting Agreement, dated as of November 30, 2011, between the Company and Dale Parker.

*   Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 5, 2011                            Ener1, Inc.

By: /s/ Nicholas Brunero
Name: Nicholas Brunero
Title: Interim President and General Counsel